Registration No. 333-190348

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corning Natural Gas Holding Corporation
(Exact name of registrant as specified in its corporate charter)

New York
(State or other jurisdiction of incorporation or organization)

84-1384159
(I.R.S. Employer Identification Number)

330 West William Street Corning, New York 14830 607-936-3755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mike I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

607-936-3755

With a copy to:

Christopher J. Hubbert

Kohrman Jackson & Krantz LLP

1375 East 9th Street, 29th Floor

Cleveland, Ohio 44114

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On July 31, 2013, Corning Natural Gas Holding Corporation (the “Company”) filed a Registration Statement on Form S-4 (No. 333-190348) with the Securities and Exchange Commission (the “Commission”) registering shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Company’s the Dividend Reinvestment Plan (the “Plan”). On September 12, 2013, a Post-Effective Amendment No. 1 to Form S-4 was filed with the Commission to amend the Plan, on January 10, 2014 a Post-Effective Amendment No. 2 to Registration Statement on Form S-4 on Form S-3 was filed with the Commission to further amend the Plan, and on August 6, 2020 a Post-Effective Amendment No. 3 to Form S-3 was filed by with the Commission to reflect additional amendments to the Plan (collectively, the “Registration Statement”).

On July 6, 2022, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ACP Crotona Corp., a Delaware corporation (“Parent”), and ACP Crotona Merger Sub Corp., a New York corporation (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on July 7, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

Corning Natural Gas Holding Corporation
/s/ Michael I. German
By Michael I. German, Chief Executive Officer

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